EXHIBIT 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is entered into by and between Russell L. Skibsted (“Executive”), for himself and his heirs, executors, administrators, successors, and assigns, and Alimera Sciences, Inc. (“Company”) (Executive and Company each a “Party,” and together, the “Parties”).

In consideration of the promises and mutual covenants in this Agreement, the Parties agree:

1.            Termination; Last Day of Employment. Executive’s last day of employment with Company will be December 31, 2023 (“Separation Date”) as the result of a termination without Cause, as defined in Executive’s Employment Agreement with Company effective as of January 9, 2023 (the “Employment Agreement”). Executive agrees that Executive has been paid all wages and accrued benefits due through the Separation Date and further agrees that Company shall have no further obligation to Executive for wages, back pay, severance pay, bonuses, incentive pay, accrued vacation, benefits, insurance, sick leave, other leave, or any other reason, except as specifically set for in this Agreement. Any employee benefits to which Executive may be entitled will be governed by the terms of the relevant plan and applicable law.

2.            Consideration. Consistent with Section 5(b) of the Employment Agreement, in consideration for Executive signing and not revoking this Agreement and complying with its terms, Company agrees to provide Executive with the following:

(a) an amount equal to 100% of Executive’s base salary in effect as of the Separation Date, less applicable withholdings and deductions, payable in twelve equal monthly installments, Salary continuation payments shall commence within 60 days after the Separation Date and, once commenced, will include any unpaid amounts accrued from the Separation Date.

(b) any continuation coverage premium payments (for Executive and Executive’s dependents) for continued health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), for the one-year period following the Separation Date or, if earlier, until Executive is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer. Notwithstanding the foregoing, if Company, in its sole discretion, determines that it cannot provide the foregoing subsidy of COBRA coverage without potentially violating or causing Company to incur additional expense as a result of noncompliance with applicable law (including Section 2716 of the Public Health Service Act), Company instead shall provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue the group health coverage in effect on the Separation Date (which amount shall be based on the premium for the first month of COBRA coverage), which payments (i) shall be made regardless of whether Executive elects COBRA continuation coverage, (ii) shall commence on the later of (A) the first day of the month following the month in which the Separation Date occurs and (B) the effective date of the Company’s determination of violation of applicable law, and (iii) shall end on the earliest of (x) the effective date on which Executive becomes covered by a medical, dental or vision insurance plan of a subsequent employer, and (y) the last day of the period one year after the Separation Date. Executive shall have no right to an additional gross-up payment to account for the fact that such COBRA premium amounts are paid on an after-tax basis.

(c) no later than 75 days after the end of the 2023 fiscal year, a single lump-sum amount equal to Executive’s Earned Bonus (as defined in the Employment Agreement) for such fiscal year, less applicable withholdings and deductions.

To be eligible for the payments and benefits described in subsections (a)-(c), Executive must have timely returned to Company a fully executed original of this Agreement and not revoked the Agreement. The payments and benefits provided pursuant to this Section 2 shall not be taken into account as current compensation under any retirement plan, benefit, program, or arrangement sponsored or maintained by Company. Any equity award previously granted to Executive shall be governed by the terms of the equity incentive plan under which the grant was made. Executive understands, acknowledges, and agrees that the consideration set forth in this Section 2 fully satisfies Company’s obligations to Executive under the Employment Agreement or otherwise upon separation from employment. Executive further acknowledges that Executive is not entitled to any additional payment or consideration not specifically referenced in this Agreement.

3.            No Consideration Absent Execution of this Agreement. Executive understands and agrees that Executive is not entitled to and would not receive the monies and/or benefits specified in Section 2, above, except for Executive’s execution of this Agreement and the fulfillment of the promises contained herein.

4.            General Release of Claims. Executive knowingly and voluntarily releases and forever discharges Company, its parent corporations, affiliates, subsidiaries, divisions, predecessors, insurers, successors, and assigns, and its and their respective current and former employees, attorneys, officers, directors, owners, and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and any and all administrators and fiduciaries thereof (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which Executive has or may have against any or all of the Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of the following:

▪	Title VII of the Civil Rights Act of 1964;

▪	Sections 1981 through 1988 of Title 42 of the United States Code;

▪	The Employee Retirement Income Security Act of 1974 (“ERISA”) (as modified below);

▪	The Immigration Reform and Control Act;

▪	The Americans with Disabilities Act of 1990;

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▪	The Age Discrimination in Employment Act of 1967 (“ADEA”);

▪	The Workers Adjustment and Retraining Notification Act;

▪	The Fair Credit Reporting Act;

▪	The Family and Medical Leave Act;

▪	The Equal Pay Act;

▪	The Genetic Nondiscrimination Act of 2008;

▪	The Georgia AIDS Confidentiality Act, O.C.G.A. § 24-9-47;

▪	The Georgia Equal Pay Act, O.C.G.A. § 34-5-1 et seq.;

▪	The Georgia Age Discrimination in Employment Act, O.C.G.A. § 34-1-2;

▪	The Georgia Equal Employment for Persons with Disabilities Code, O.C.G.A. § 34-6A-1 et seq.;

▪	The Georgia Wage Payment and Work Hour Laws;

▪	The Massachusetts Wage Act;

▪	The Massachusetts Fair Employment Practices Act;\

▪	Any other federal, state, or local law, rule, regulation, or ordinance;

▪	Any public policy, contract, tort, or common law; or

▪	Any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters.

The Parties intend that this Agreement shall discharge all claims against Releasees to the maximum extent permitted by law. However, Executive is not waiving any rights Executive may have to (a) Executive’s own vested accrued employee benefits under Company’s health, welfare, or retirement benefit plans as of the Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) enforce this Agreement; and/or (e) challenge the validity of this Agreement. Executive also is not waiving any rights to vested stock options which he may elect to exercise within ninety (90) days of the Separation Date.

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▪	Nothing in this Agreement prohibits or prevents Executive from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency. However, to the maximum extent permitted by law, Executive agrees that if such an administrative claim is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies. Furthermore, nothing in this Agreement in any way prohibits or in any way limits Executive from reporting possible violations of federal law or regulation to, or otherwise communicating with, or participating in any investigation brought by any governmental agency or entity, including, but not limited to the Department of Justice, the SEC, Congress, and any agency Inspector General (collectively, the “Government Agencies”), or from making disclosures that are protected under the whistleblower provisions of federal law or regulation. This Agreement moreover does not preclude Executive from receiving any award for information provided to any Government Agencies, understanding that Executive otherwise is releasing Executive’s right to recovery for claims arising out of Executive’s employment as provided hereunder.

▪	If any claim is not subject to release, to the extent permitted by law, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective, or multi-party action or proceeding based on such a claim in which Company or any other Releasee identified in this Agreement is a party.

5.            Acknowledgments and Affirmations. Executive affirms as follows:

•	Executive has returned to Company all tangible and intangible Company property in Executive’s possession, including without limitation all equipment, files and documents (physical and electronic), and confidential information in Executive’s possession, custody, or control. Company shall be entitled to deduct from any amounts owed Executive the fair market value of any Company property in Executive’s possession or provided to Executive by the Company that has not been returned to Company prior to the Separation Date. Executive affirms having possession of all of Executive’s property that Executive had at Company’s premises and that Company is not in possession of any of Executive’s property.

•	Executive has not filed or caused to be filed any claim against Releasees, is not presently a party to any claim against Releasees, and is not aware of any claim against Releasees the Executive has not reported or disclosed to Releasees. This Agreement is in no way intended to preclude Executive from otherwise reporting through appropriate Company channels any act or omission in violation of state or federal law.

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•	Executive has reported all hours worked as of the date he signs this Agreement and has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date Executive signs this Agreement.

•	Executive has been granted any leave to which Executive was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws and that Executive has no known workplace injuries or occupational diseases.

•	Executive will not do or say anything that would have the effect in any way of diminishing or sullying the goodwill and good reputation of Company or any of its directors, officers, employees, services, or products, including, but not be limited to, refraining from making negative statements about Company’s methods of doing business, the effectiveness of its business policies and practices, and the quality of any of its services, products, or personnel.

•	Executive has not been retaliated against for reporting any allegations of wrongdoing by Company or its officers, including any allegations of corporate fraud.

•	Executive does not have applications for employment currently pending with Releasees, and Executive shall not apply in the future for employment with Releasees because of, among other things, irreconcilable differences with Releasees.

•	All of Company’s decisions regarding Executive’s pay and benefits through the date of Executive’s execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin, or any other classification protected by law.

6.            Mutual Non-Disparagement and Neutral Reference. Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Company agrees to refrain from making any statements, whether oral or written, or taking any action that may diminish or sully Executive’s reputation or otherwise cast Executive, his experience, expertise, or professional services in a negative light. Executive understands that Company’s obligations under this section extend only to Company’s current executive officers and members of its Board of Directors and only for so long as each officer or member is an employee or director of Company. Executive shall direct any inquiries by potential future employers to the Company’s human resources department, which shall use best efforts to disclose only his dates of employment and last position held.

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7.            Covenant Not to Sue. Executive covenants not to file a lawsuit or otherwise pursue any of the claims released by this Agreement. This Covenant Not to Sue includes, but is not limited to, claims arising under federal, state or local laws prohibiting employment discrimination, claims arising under severance plans and contracts, tort claims and claims growing out of any legal restrictions on Company’s rights to terminate its employees or to take any other employment action, whether statutory, contractual or arising under common law or case law, provided that, Executive is not prohibited from filing an administrative charge of discrimination with the U.S. Equal Employment Opportunity Commission (“EEOC”). Under no circumstances, however, may Employee seek or receive any monetary or injunctive relief, directly or indirectly, from Company after the Separation Date of this Agreement for anything alleged to have occurred before the Separation Date of this Agreement.

8.            Trade Secrets. Executive agrees that Executive shall hold in a fiduciary capacity in perpetuity for the sole benefit of Company and its affiliates and shall not directly or indirectly use or disclose any Trade Secret that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive was authorized to have access to such information) during the term of Executive’s employment with Company or any of its affiliates for so long as such information remains a Trade Secret. “Trade Secret” as used herein means information, including technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing or a process that (1) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (2) is the subject of reasonable efforts by Company or any of its affiliates to maintain its secrecy. This Section 8 is intended to provide rights to Company and its affiliates which are in addition to, not in lieu of, those rights Company and its affiliates have under the common law or applicable statutes for the protection of trade secrets.

9.            Confidential Information. For the three-year period following the Separation Date, Executive shall hold in a fiduciary capacity for the sole benefit of Company and its affiliates, and shall not directly or indirectly use or disclose, any Confidential Information that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive was authorized to have access to such information) during the term of and in the course of or as a result of Executive’s employment by Company or its affiliates unless and except to the extent that such disclosure is required by any subpoena or other legal process (in which event Executive will give Company prompt notice of such subpoena or other legal process in order to permit Company to seek appropriate protective orders). “Confidential Information” as used herein means any secret, confidential or proprietary information possessed by Company or any of its affiliates, including Trade Secrets, customer or supplier lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product flaws or development techniques, computer software programs (including object code and source code), data and documentation data, base technologies, systems, structures and architectures, inventions and ideas, past current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans and new personnel acquisition plans (not otherwise included as a Trade Secret) that has not become generally available to the public, and the terms and conditions of this Agreement.

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10.            Non-solicitation of Customers and Employees.

a.            For the twelve-month period following the Separation Date, Executive shall not, on Executive’s own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, solicit business for a Competing Business (defined below) from customers or suppliers of Company or any of its affiliates with whom Executive had or made material business contact with in the course of Executive’s employment by Company within the 24-month period immediately preceding the Separation Date.

b.            For the twelve-month period following the Separation Date, Executive shall not, either directly or indirectly, call on, solicit or attempt to induce any other officer, employee or independent contractor of such business with whom Executive had contact, knowledge of, or association in the course of Executive’s employment with Company or any of its affiliates, as the case may be, during the twelve-month period immediately preceding the Separation Date, to terminate his or her employment with Company or any of its affiliates and shall not assist any other person or entity in such a solicitation (regardless of whether any such officer, employee or independent contractor would commit a breach of contract by terminating his or her employment). Notwithstanding the foregoing, nothing shall prohibit any person from independently contacting Executive about employment or other engagement during the Restricted Period, provided that Executive does not solicit or initiate the contact.

11.            Non-competition Obligation. Without the prior written consent of Company, Executive, for the twelve-month period following the Separation Date, will not accept employment as a principal financial or accounting officer or chief financial officer or similar role within the geographical area in which Company or any of its affiliates is actively engaged in developing, marketing and selling ophthalmic pharmaceuticals, for himself or on behalf of any other person, partnership, corporation or other business entity that develops, sells, or markets ophthalmic pharmaceuticals (“Competing Business”) for the purpose of competing with Company. Notwithstanding the preceding sentence, Executive will not be prohibited from owning less than 5% percent of any publicly traded corporation, whether or not such corporation is in a Competing Business.

12.            Rights and Remedies Upon Breach. Executive and Company acknowledge and agree that remedies at law for any breach of the covenants listed in Sections 8, 9, 10, and 11, above (“Restrictive Covenants”), will be inadequate, and that in the event Executive breaches, or threatens to breach, any of the Restrictive Covenants, Company shall have the right, without the necessity of proving actual damages or posting any bond, to enjoin, preliminarily and permanently, Executive from violating or threatening to violate any of the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Company and that money damages would not provide an adequate remedy to Company. The rights and remedies under this paragraph shall be in addition to, and not in lieu of, any other rights or remedies available to Company at law or in equity.

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13.            Modification. Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and all other respects and that the Parties agree that their intention is that the Restrictive Covenants be enforced according to their express terms. If any portion of the Restricted Covenants is found to be invalid or unenforceable because of its duration, geographic territory, scope of activities, or information covered is considered to be unreasonable in scope, the invalid or unenforceable terms shall be redefined, or a new enforceable term provided, such that the intent of the Parties shall be enforced to the fullest extent permitted.

14.            Limited Disclosure. Executive agrees not to disclose any information regarding the underlying facts leading up to or the existence or substance of this Agreement except to Executive’s spouse, Executive’s tax advisor, an attorney with whom Executive chooses to consult regarding the consideration of this Agreement and/or to any federal, state, or local government agency. In the event that Executive receives any request from any third-party seeking to compel information regarding the underlying facts leading up to or the existence or substance of this Agreement, Executive shall provide prompt written notice to Company, care of its General Counsel, and cooperate with any request by Company to limit the disclosure of such information; provided, however, that nothing herein shall limit Executive’s ability to communicate or cooperate with any investigation initiated by any Government Agencies.

15.            Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the State of Georgia without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement, either Party may institute an action specifically to enforce any term or terms of this Agreement and/or seek any damages for breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

16.            Severability. Should any portion of this Agreement be declared or be determined to be illegal, invalid, or unenforceable, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said illegal, invalid, or unenforceable part, term, or provision shall be deemed not to be a part of this Agreement.

17.            Section Headings. The section headings used in this agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

18.            Successors and Assigns; Binding Agreement. This Agreement shall inure to the benefit of and shall be binding upon the successor and assigns of the Parties, including the surviving or resulting entity in the event Company transfers all or substantially all or its assets. Iin the event of a merger, asset sale, or other business combination, the “surviving company” shall be entitled to invoke all of Company’s rights hereunder and shall remain liable for ally payments and performance due Executive. If Executive shall die while any amounts remain payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be promptly paid to such person or persons legally appointed by Executive to receive such amounts, or no such person is appointed, to Executive’s estate.

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19.            No Admission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

20.            Amendment and Waiver. This Agreement may not be modified, altered, or changed except in writing and signed by all Parties wherein specific reference is made to this Agreement. No condition, term, or provision of this Agreement may be waived by any Party except in writing, signed by the waiving Party and expressly setting forth such Party’s intention to waive a condition, term, or provision of this Agreement.

21.            Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

22.            Entire Agreement. This Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties with respect to the matters contained herein. For avoidance of doubt, this Agreement does not supersede Section 6(i) of the Employment Agreement. Executive acknowledges that Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement, except for those set forth in this Agreement.

EXECUTIVE IS ADVISED AND AFFIRMS that HE has been afforded twenty-one (21) days from the date HE was presented this Agreement within which to consider this Agreement and, if EXECUTIVE signed this Agreement before the end of the 21-day period, it was HIS voluntary decision to do so because HE decided HE did not need any additional time to decide whether to sign the Agreement. EXECUTIVE ALSO IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

EXECUTIVE AGREES THAT THE WAIVER AND RELEASE IN THIS AGREEMENT DOES NOT APPLY TO ANY RIGHTS OR CLAIMS THAT MAY ARISE UNDER THE ADEA AFTER THE EFFECTIVE DATE OF THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES THAT THE CONSIDERATION GIVEN FOR THIS WAIVER AND RELEASE IS IN ADDITION TO ANYTHING OF VALUE TO WHICH EMPLOYEE WAS ALREADY ENTITLED. NOTHING IN THIS AGREEMENT PREVENTS OR PRECLUDES EXECUTIVE FROM CHALLENGING OR SEEKING A DETERMINATION IN GOOD FAITH OF THE VALIDITY OF ADEA HEREIN, NOR DOES IT IMPOSE ANY CONDITION PRECEDENT, PENALTIES, OR COSTS FOR DOING SO, UNLESS SPECIFICALLY AUTHORIZED BY FEDERAL LAW.

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EXECUTIVE MAY REVOKE ANY WAIVER OF CLAIMS EXECUTIVE HAS OR MAY HAVE UNDER THE ADEA FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EXECUTIVE SIGNS THIS AGREEMENT. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO MS. LAURA CEGALA, HUMAN RESOURCES, ALIMERA SCIENCES, INC., AND STATE, “I HEREBY REVOKE MY RELEASE OF ANY CLAIMS UNDER THE ADEA AS PROVIDED IN OUR AGREEMENT.” THE REVOCATION MUST BE PERSONALLY DELIVERED TO MS. CEGALA OR HER DESIGNEE OR MAILED TO MS. CEGALA AT ALIMERA SCIENCES, INC., 6310 TOWN SQUARE, SUITE 400, ALPHARETTA, GEORGIA 30005, AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EXCECUTIVE SIGNS THIS AGREEMENT.

EXECUTIVE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE, AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST RELEASEES.

The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

ALIMERA SCIENCES, INC.

By:	/s/ Russell Skibsted	By:	/s/ Laura Cegala
	Russell L. Skibsted		Laura Cegala, Vice President, HR

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